Exhibit (16)

                        Schedule of Computation of
                          Performance Quotations


   Variable                              One Year      Five Year      Ten Year
   --------                              --------      ---------      --------

     P =   hypothetical                   $1,000        $1,000         $1,000
           investment at
           beginning of period

     n =   number of years                   1             5             10
     T =   average annual total return     19.4%         16.8%          14.9%

   ERV =   Ending redeemable              $1,194        $2,174         $4,011
           value of investment

Total Return Formula:

                P (1+T)n = ERV